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                              [ARONEX LETTERHEAD]
Contacts:

Connie Stout                                         Michelle Linn
Director, Corporate Communications                   Feinstein Kean Healthcare
Aronex Pharmaceuticals, Inc.                         617-577-8110
281-367-1666                                         http://www.fkhealth.com
http://www.aronex-pharm.com

                                                           FOR IMMEDIATE RELEASE

 ARONEX PHARMACEUTICALS PROVIDES UPDATE AT ROBERTSON STEPHENS MEDICAL CONFERENCE

          - ARONEX PHARMACEUTICALS ANNOUNCES EQUITY FINANCING AGREEMENT
                             WITH ACQUA WELLINGTON -

THE WOODLANDS, TEXAS, NOVEMBER 30, 2000 --- Addressing the Robertson Stephens Medical Conference in New York, Geoffrey F. Cox, Ph.D., Chairman and CEO of Aronex Pharmaceuticals (Nasdaq National Market: ARNX), provided an update on the Company's four advanced-stage products. In addition, the Company announced that it had recently entered into a definitive agreement with Acqua Wellington North American Equities Fund Ltd. for an equity financing agreement covering the sale of up to $24 million of the Company's common stock over the next 28 months. Sales of common stock in this financing may be made pursuant to an effective shelf registration previously filed by the Company with the Securities and Exchange Commission. The total number of shares may be sold in increments over the life of the agreement, at the Company's discretion, with Aronex Pharmaceuticals controlling the amount and timing of stock.

Dr. Cox stated, "We are pleased to be working with Acqua Wellington on our equity financing. This type of financing enables us to continue to fund the Company while minimizing the dilution to existing shareholders. We feel this is an important step in the continuing development of the Company."

Aronex Pharmaceuticals, Inc. is a biopharmaceutical company that develops and commercializes proprietary innovative medicines to treat cancer and infectious diseases. The Company currently has four products in clinical development, two of which (ATRAGEN(R) and Nyotran(R)) are in an advanced stage. In July 2000, the Company submitted an Amendment to its New Drug Application for ATRAGEN(R) for the treatment of patients with acute promyelocytic leukemia, for whom therapy with tretinoin is necessary but for whom an intravenous administration is required. The Amendment is currently being reviewed under a

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                                                    Aronex Pharmaceuticals, Inc.
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six-month Prescription Drug User Fee Act guideline. For more information about
Aronex Pharmaceuticals, please visit the Company's web site at http://www.aronex-pharm.com.

Aronex Pharmaceuticals Safe Harbor Statement
Any statements that are not historical facts, including statements regarding the Company's clinical development programs and the expected time of clinical trials and regulatory filings, contained in this release are forward-looking statements that involve risks and uncertainties, including but not limited to the Company's early stage of development, clinical trial results, the uncertainty of regulatory approvals, history of operating losses, future capital needs and uncertainty of additional funding, governmental regulation, intellectual property rights, limited sales and marketing experience, competition and technological change, and other risks identified in the Company's first amendment to its Annual Report on Form 10-K/A for the year ended December 31, 1999, as filed with the Securities and Exchange Commission.

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